Exhibit 99.1

GOLDEN MINERALS REPORTS SECOND QUARTER 2012 RESULTS

GOLDEN, CO — /PRNEWSWIRE/ — August 8, 2012 — Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE Amex: AUMN) (NYSE MKT: AUMN) (TSX: AUM) announces second quarter 2012 results.

For the quarter ended June 30, 2012, Golden Minerals recorded revenue of $4.9 million from the sale of metals at the Velardeña Operations, located in the state of Durango, Mexico. The Company’s net loss for the second quarter 2012 was $7.6 million, as compared to a net loss of $10.1 million in the first quarter 2012. The net loss included a negative gross margin of $1.7 million at the Velardeña Operations, $2.1 million of costs related to mine development and expansion activities at the Velardeña Operations, $2.0 million of depreciation expense, $1.8 million of exploration expenses, $1.8 million of corporate general and administrative expenses, $1.2 million of expenses at the El Quevar project, and a $1.8 million gain from the sale of the Platosa royalty interest.

The Company’s cash and short term investments balance decreased by $9.2 million during the quarter to $23.1 million as of June 30, 2012. The decrease is due primarily to the expenditures described above plus capital expenditures of $2.3 million and an increase in net working capital of $0.5 million, both related primarily to the Velardeña Operations.

A component of the Company’s current strategy is to selectively monetize and reduce expenditures on its portfolio of exploration properties. During the second quarter 2012, the Company sold its net smelter royalty interest in the Platosa property to Excellon Resources for $2.4 million. To date, the Company has reviewed and relinquished approximately 200,000 hectares in Mexico, Peru and Argentina as being of no further interest, thus reducing ongoing expenditures. We are negotiating sale or farm-out arrangements affecting an additional 200,000 hectares, and we are consolidating our exploration management and administrative offices and functions. Expenditures for El Quevar and our exploration properties for the first half of 2012 were approximately one quarter of the expenditures made during the first half of 2011, with more monetization and cost cutting efforts in progress.

The Company is developing plans to expand production at the Velardeña Operations to approximately 1,150 tonnes per day. The expansion would include replacement of one of the sulfide plant ball mills, the addition of flotation and filtration capacity at the sulfide plant, and the addition of an autoclave to increase recovery of payable gold and silver from metal-bearing pyrites and to eliminate the use of current third party tolling arrangements. Our preliminary estimate of capital costs for this yet-to-be-engineered expansion is in the range of $30.0 million. We are proceeding with preliminary design and test work for the autoclave project as it indicates superior returns compared to the Company’s current third party toll processing arrangements and our engineering consultants have advised that the autoclave facility cost could be as low as $20 million in capital. Any expansion is dependent on external funding.

The Company is planning a 2,000-meter, six-hole drilling program at the Quevar Norte prospect at El Quevar in northwestern Argentina, with the goal of outlining a new mineralized system that runs parallel to the main Yaxtché target. Drilling is expected to begin in September. We have also identified three prospects in Mexico on currently held ground,

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 –  Telephone (303) 839-5060 –  Fax (303) 839-5907

unrelated to Velardeña or Zacatecas, for which we continue exploration programs with the goal of drilling one or more of these prospects as funding becomes available.

Jeff Clevenger, Chairman, President and Chief Executive Officer, commented, “Most of the necessary infrastructure projects at Velardeña have been completed and mine development has resumed as originally planned, now that we have all of the mining equipment we need to access areas of the mine that have had no previous development.  We anticipate increasing grades of gold and silver as the year progresses and increasing throughput and recoveries in the plant as a result of projects completed to date at both the oxide and sulfide plants.  Rationalization of our exploration portfolio is progressing as planned.  We are also delighted to have added strength to our operating team with the addition of David Travis, a mining engineer with international underground experience, who will be overseeing the mining operation at Velardeña, allowing Dave Drips to focus on optimization and longer term value from the Velardeña property.”

Additional information regarding second quarter financial results may be found in the Company’s 10-Q Quarterly Report which is available on the Golden Minerals website at www.goldenminerals.com.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the ramp-up and expansion of existing production at the Velardeña operations in Mexico and advancement of the evaluation stage El Quevar project in Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and applicable Canadian securities laws, including statements regarding the planned increase of grades, throughput and recoveries at Velardeña; plans to expand throughput at the Velardeña Operations to 1,150 tonnes per day, including anticipated additional equipment requirements, engineering and test work, potential expansion costs, related termination of third party tolling arrangements and anticipated improvement in returns compared to current third party toll processing arrangements; the requirement for external funding to fund expansion plans;  the planned monetization, sale and farm-out of exploration properties where appropriate, and the reduction of expenditures at exploration properties and by consolidating administrative and management offices and other functions; timing, scope and goals of planned drill program at Quevar Norte; and planned exploration of additional prospects in Mexico if funds become available.  These statements are subject to risks and uncertainties, including unexpected events at the Velardeña Operations, the El Quevar project or the exploration properties; variations in ore grade and relative amounts, grades and metallurgical characteristics of oxide and sulfide ores at the Velardeña Operations; delays or failure in receiving required board or government approvals or permits; technical, permitting, mining, metallurgical or processing issues; inability to achieve anticipated increases in grades, throughput and recoveries, and concentrate production and quality at the Velardeña Operations; unfavorable results of engineering and test work on Velardeña expansion and autoclave processing methods; timing and availability of external funding on acceptable terms to advance Velardeña expansion and planned exploration; loss of and inability to adequately replace skilled mining and management personnel; possible disputes with customers or joint venture partners; unanticipated difficulties or delays in completing the San Mateo ramp at the Velardeña Operations and failure of the ramp or the undeveloped ore accessed by the ramp to meet expectations; development of unfavorable information or conclusions regarding the economic or technical aspects of recoveries or other aspects of autoclave processing or other elements of anticipated or potential expansions of the Velardeña Operations; changes in interpretations of geologic information; problems with drill rigs or availability thereof; volatility or other changes in the U.S. and Canadian securities markets; availability and cost of materials, supplies and electrical power required for mining operations and exploration; fluctuations in silver, gold, zinc and lead prices, costs and general economic conditions; changes in political conditions, tax, environmental and other laws, diminution of physical safety of employees in Mexico, and other conditions in the countries in which the Company operates; and inability to obtain additional funding on acceptable terms or at all.  Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K for the year ended December 31, 2011.

Golden Minerals Company

Jerry W. Danni

(303) 839-5060

Executive Vice President

Investor.relations@goldenminerals.com

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

(Unaudited)

	June 30,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$23,063	$48,649
Investments	43	—
Trade receivables	1,812	—
Inventories	5,672	5,312
Value added tax receivable	2,725	1,317
Prepaid expenses and other assets	2,841	3,119
Total current assets	36,156	58,397

Property, plant and equipment, net	282,626	284,199
Goodwill	70,155	70,155
Prepaid expenses and other assets	230	264
Total assets	$389,167	$413,015

Liabilities and Equity

Current liabilities
Accounts payable and other accrued liabilities	$6,554	$8,070
Other current liabilities	7,261	7,505
Total current liabilities	13,815	15,575
Asset retirement obligation	2,193	3,781
Deferred tax liability	52,456	55,603
Other long term liabilities	240	288
Total liabilities	68,704	75,247

Commitments and contingencies

Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 35,709,035 and 35,690,035 shares issued and outstanding, respectively	355	355
Additional paid in capital	454,281	453,756
Accumulated deficit	(133,992)	(116,221)
Accumulated other comprehensive loss	(181)	(122)
Parent company’s shareholder’s equity	320,463	337,768
Total liabilities and equity	$389,167	$413,015

GOLDEN MINERALS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, except share data)
Revenue:
Sale of metals	$4,938	$—	$11,321	$—
Costs and expenses:
Costs applicable to sale of metals (exclusive of depreciation shown below)	(6,603)	—	(14,530)	—
Exploration expense	(1,816)	(4,320)	(4,212)	(8,006)
El Quevar project expense	(1,174)	(9,114)	(2,589)	(17,851)
Velardeña project expense	(2,142)	—	(5,524)	—
Administrative expense	(1,829)	(3,864)	(3,853)	(6,103)
Stock based compensation	(291)	(889)	(523)	(2,068)
Reclamation and accretion expense	22	—	(145)	—
Other operating income & (expenses), net	(122)	(28)	215	416
Depreciation, depletion and amortization	(1,997)	(474)	(3,843)	(863)
Total costs and expenses	(15,952)	(18,689)	(35,004)	(34,475)
Loss from operations	(11,014)	(18,689)	(23,683)	(34,475)
Other income and expenses:
Interest and other income	1,986	108	2,161	141
Royalty income	219	74	357	130
Gain (loss) on foreign currency	(20)	(68)	434	(214)
Total other income and expenses	2,185	114	2,952	57
Loss from operations before income taxes	(8,829)	(18,575)	(20,731)	(34,418)
Income taxes	1,189	(16)	2,960	(98)
Net loss	$(7,640)	$(18,591)	$(17,771)	$(34,516)
Comprehensive loss:
Unrealized loss on securities	(26)	(421)	(59)	(560)
Comprehensive loss	$(7,666)	$(19,012)	$(17,830)	$(35,076)
Net loss per common share – basic and diluted
Loss	$(0.22)	$(1.24)	$(0.50)	$(2.32)
Weighted average common stock outstanding - basic and diluted (1)	35,487,868	14,993,266	35,480,946	14,886,137

(1) Potentially dilutive shares have not been included because to do so would be anti-dilutive.